Exhibit 10.1

AGREEMENT

This purchase Agreement (this "Agreement") is entered in to this 4th  day of May 2011 (the "Effective Date"), by and between WGM SERVICES LTD ("Win"), a corporation incorporated under the laws of Cyprus with its offices located at 48 Themistokli Dervi Avenue, Nicosia 1066, Cyprus; and VENICE TECHNOLOGIES LTD ("Venice"), a corporation incorporated under the laws of the state of Israel, with its offices located at Yonni Netanyahu 3, Or Yehuda, 60376.

WHEREAS, Venice is in the developer of a computerized program that enables registered participants/traders to trade/invest in binary options via an internet site using the internet domain EZTRADER.COM (the "Site")

WHEREAS, Win operates and owns two internet sites that use a different technology and that serve a similar purpose via the internet domains OPTIONS.CO.IL and GLOBALOPTION.COM.

WHEREAS, Venice whishes to sell to Win, and Win whishes to buy from Venice, the Acquired Assets, as set forth hereinafter.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

1.	Definitions

a.        "Acquired Assets" means the entirety of Venice's assets and rights in respect of online trading in binary options, including the software that enable the trading in binary options  and its source code, and all intellectual property held by Venice, technological infrastructure, the site and its mirror sites, option handling, risk management, CRM management platforms, debt collection operation, knowledge, reputation and goodwill, lists of customers/traders, and all of Venice's contracts with suppliers, service providers and site customers, for the period prior to the effective date, as of the effective date, provided all these assets are with respect to the site.

b.        "Customer/s" or "Site Customers" means all registered customers of the site. The complete list of customers and their complete details, the complete and individualized trading history and information including their contact information, as set forth in Exhibit A.

c.        "Employees" means the employees of Venice as of the effective date who are employed by Venice for the purpose of operating the site as set forth in Exhibit B.

d.        "Intellectual property" means (A) any and all computer software that was developed and/or written by and/or for Venice and/or is Venice's property and/or is in the use of Venice, in connection with the site (including all developments and computer software enhancements that are in the possession and use of the customers) including the source code. (B) any and all the documentation that has a connection to the implementation and instructions of operating the site. (C) Any and all information that is needed for the operation and maintenance of the site and its different interfaces. (D) the image of all the installation and data and codes that are needed for operating and maintaining the site.(E) any and all the unique knowledge and expertise and any other intellectual property that is connected to the site and that is held by Venice or its affiliates including all copy rights etc. any and all intellectual property that has been transferred/ allotted/licensed out including its employees, in connection with the site, its trade secrets and knowledge, developments, designs, processes, computer programs and technical information used by Venice.

e.        "Signing day" means the date that an authorized functionary in both parties signs this agreement.

f.         "Closing Day" means the 1st day of June 2011.

g.        "Withdrawal request" means a withdrawal request that has been registered by the site by any of the site customers prior to the closing Day.

h.        "Action" means any claim, action, cause of action or suit (whether in contract or tort or otherwise), litigation (whether at law or in equity and whether civil or criminal), controversy, assessment, arbitration, investigation, hearing, charge, complaint, demand, notice or proceeding to, from, by or before any Governmental Authority.

 "Affiliate" means, as to any specified entity at any time, each entity directly or indirectly controlling, controlled by or under direct or indirect common control with such specified entity at such time.

i.         "Contractual Obligation" means, with respect to any written contract, agreement, deed, mortgage, lease, license, commitment, undertaking, arrangement or understanding, or other document or written instrument, that bind Venice to any or all of its suppliers and/or the company's service providers and/or any third party in connection with the site and which are allotted and that converted to Win with the approval of each individual supplier and/or service provider and/or third party. The complete list of agreements/contracts is set forth in Exhibit C.

j.         "Governmental Authority" means any, state or local or any foreign government, or political subdivision thereof, or any multinational organization or authority or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof), or any arbitrator or arbitral body.

k.         "Legal Requirement" means state, local or any foreign law, statute, standard, ordinance, code, rule, regulation, resolution or promulgation, or any order, judgment or decree of any Governmental Authority.

l.         "Liability" means any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or not, whether liquidated or not).

m.       "Lien" means any mortgage, pledge, lien, security interest, charge, adverse or prior claim, encumbrance, restriction on transfer, conditional sale or other title retention device or arrangement (including without limitation a capital lease), transfer for the purpose of subjection to the payment of any Debt or other obligation, or restriction on the creation of any of the foregoing, whether relating to any property or right or the income or profits thereof' in connection with the Acquired assets;

n.        "Material Adverse Effect" means with respect to the Business, any change in, or effect on, the Acquired Assets that, when considered either singly or in the aggregate, would result in a material adverse effect on the condition (financial or otherwise) or operations of the Acquired Assets taken as a whole.

o.        "Ordinary Course of Business" means, with respect to the Business, the ordinary course of business consistent with past custom and practice of such Business.

p.        "Party/ies" has the meaning set forth in the preamble above.

q.        "Tax" or "Taxes" means any state, or local or any foreign income, gross receipts, license, payroll, employment, severance, profits, withholding, social security, value added, or other tax, including any interest, penalty, or addition thereto.

r.         "Transaction Documents" means this Agreement and all documents entered into in connection with this Agreement and all of its addendums.

s.        "Interim Period" in the period between the Signing Day and the Closing Day.

t.         "Third Party Claim" has the meaning set forth in article 6.4.

u.        "Confidential Information" means any and all information, disclosed by the Disclosing Party to the Receiving Party, whether in oral or in written form, including but not limited to documentation, software, product descriptions, technical or business information, ideas, discoveries, inventions, specifications, formulas, processes, programs, plans, drawings, models, network configuration and rights-of-way, requirements, standards, financial and non-financial data, marketing, trade secrets, know-how, customer lists, prices, including any and all intellectual property rights contained therein and/or in relation thereto, as well as any such information related to the customers, business partners, affiliates and other contacts of the Disclosing Party, their business, and their contact details. Notwithstanding, it is agreed that “Confidential Information” shall not include information which (i) is or becomes lawfully in the public domain other than through a breach of any non disclosure agreement or any a confidentiality obligation, (ii) was known to the Receiving Party prior to the disclosure, as evidenced by its business records, (iii) was independently developed by or for the Receiving Party without reference to or use of Confidential Information received from the Disclosing Party, (iv) was lawfully obtained by the Receiving Party from a third party without violation of a confidentiality obligation, (v) The Disclosing Party agrees in writing that it may be disclosed by the Receiving Party, or (vi) is required or compelled by law or legal authorities to be disclosed, provided that the Receiving Party gives reasonable prior written notice to the Disclosing Party to allow it to seek protective or other court orders. The Receiving Party shall have the burden of proving that any of the above exceptions apply by means of documentary evidence available at the time Receiving Party claims the exception first became applicable.

2.	ACQUISITION OF ASSETS BY WIN

Subject to the fulfillment of this agreement and the transfer of the agreed upon purchase price it is hereby agreed:

2.1. Purchase and Sale of Assets. Venice agrees to sell and transfer to Win, and Win agrees to purchase and acquire from Venice, and subject to and upon the other terms and conditions contained herein, all of Venice's rights, titles and interests in and to the acquired assets as set above.

2.3. Liabilities. Win will not assume or perform any Liabilities of Venice (each, a "Retained Liability"), with the exception of Venice's obligations towards site customers, including the obligation to pay back any Site Customer which submitted a withdrawal request after the signing of this agreement.

To avoid any doubts, it is clarified that Venice will be liable for any debt and/or liability, whether directly and/or indirectly, in connection with the Acquired Assets for the period preceding the Closing Day. Without derogating from the generality of the aforesaid and to avoid any doubts, it is clarified that even after the execution of this Agreement and the Closing Day,  Venice alone will be held responsible and bear all of its responsibilities and liabilities which are not included in the Acquired Assets.

Also, it is clarified that Win will be liable for any debt and/or liability, whether directly and/or indirectly, in connection with the Acquired Assets that may arise for the period commencing on the closing day.

Notwithstanding the foregoing Venice is liable, for any and all charge back's, fines, expenditures, expenses relating to the transfer of the Acquired Assets, for the period until the closing day. Win will assume liability to all the obligations connected to operating the site commencing on the closing day.

2.4 Timing of Title Transfer. Venice agrees to sell and transfer to Win, and Win agrees to purchase and acquire from Venice, the Acquired Assets pursuant to the terms of this Agreement. Subject to the foregoing, Win and Venice agree as follows:

(a) Acquired assets. All acquired assets will be transferred to Win by Venice on the Closing Day.

2.5 Purchase Price. Win agrees to purchase the Acquired Assets from Venice in consideration for the sum of US$625,000 that will be transferred to Venice on the closing day by wire transfer or by cashier's check.

2.6 Closing Conditions.  The obligations of Win with respect to the purchase of the Acquired Assets at the Closing shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

2.6.1 Representations and Warranties. The representations and warranties of Venice made in this Agreement and any certificate furnished hereunder shall be true, complete and correct in all material respects on and as of the Closing Day. As long as the due diligence proceedings does not result in findings that deviate from the abovementioned warranties by more than 20% and that a material adverse affect does not occur, Win will proceed to acquire the Acquired Assets, as set above in this agreement or else shall compensate Venice with the sum of US$50,000 that shall be considered as agreed compensation.

2.6.2 Material Adverse Effect.  Between the signing day and the closing day Venice agrees not to digress from the ordinary course of business, not to take any action that will result in a Material Adverse Effect on the acquired assets.

Notwithstanding the foregoing if during the interim period a material adverse effect does occur, Venice will be obliged to diverge this information to Win, as soon as Venice learns of the occurrence of the material adverse effect.

2.7. Confidentiality. During the interim period Win will hold this Agreement, its content and the conduct of the Evaluation and Examination, as well as any Confidential Information exchanged by and among the Parties in connection with this Agreement and the purpose thereof in the strictest confidence. Win shall not disclose, transfer, publish, copy or make available the Confidential Information or any portion thereof attained by and in connection with this agreement, to any unauthorized entity/ies, without the prior written consent of the Venice.

Without derogating from the foregoing, Win shall use the Confidential Information of the Company only for the purpose of Evaluation and Examination of the aforementioned Transaction.

All Confidential Information provided by Venice is provided ‘As Is’ and shall remain the sole property of the Venice. Upon the annulment of this agreement, Win will return to the Venice all documents and other materials which embody the Confidential Information that has been disclosed by Venice and no copies, extracts or other reproductions shall be retained by Win.

3.	REPRESENTATIONS AND WARRANTIES OF VENICE. Venice represents and warrants as follows:

3.1. Organization and Qualification. Venice is a corporation that is duly organized, validly existing, and in good standing under the laws of the State of Israel and has the requisite corporate power and authority to own and use its assets and carry on the Business as it is now being conducted, except where failure to have the aforementioned would not have a Material Adverse Effect upon the Acquired Assets. Venice is duly qualified to do business and is in good standing in each jurisdiction in which the properties are owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing has not had, and is not reasonably likely to have, a Material Adverse Effect on the Acquired Assets.

3.2. Authorization of Transaction. Venice has all requisite corporate power to execute and deliver the Transaction Documents and has preformed all the necessary corporate actions needed to authorize the transactions contemplated by the Transaction Documents and the performance of its obligations contemplated by the Transaction Documents. Each of the Transaction Documents has been duly executed and delivered by Venice and is enforceable against Venice in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Legal Requirements relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law) (the "Enforceability Exceptions").

3.3. Non-contravention. Neither the execution and the delivery of this Agreement, nor the fulfillment of the transactions contemplated hereby, will (i) violate any material Legal Requirement to which Venice is subject to, (ii) result in a material breach or violation of, or default under, or constitute an event which would with the passage of time or the giving of notice or both constitute a default under, or give rise to a right to terminate, amend, modify, abandon or accelerate any material Contractual Obligation of and by Venice, (iii) require any action by (including any authorization, consent or approval), or in respect of (including notice to), any entity under any material Contractual Obligation of Venice, or (iv) result in a breach or violation of, or default under, Venice's articles of incorporation or code of regulations.

3.4. Brokers' Fees. Venice does not have any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by the Transaction Documents for which Win could become liable or obligated to pay.

3.5. Assets. The Assets shall be transferred to Win in whatever condition they presently exist, AS IS and without any further warranty or representation other than the representations and warranties that are set forth expressly in this agreement. Venice has good and valid title to and the power to sell or transfer to Win, all of the Acquired Assets free and clear of any Liens.

3.6. Legal and Other Compliance. Venice specifically warrants that it has no knowledge whatsoever regarding its compliance or non-compliance with any Legal Requirements, world wide, relating to the Acquired Assets that are acquired by Win in their condition and current operation.

3.7. Governmental Approvals. Subject to Venice's warranty aforementioned in Section 3.6 and except for the filings and approvals which the failure to obtain will not have a Material Adverse Effect, Venice has no knowledge of any action by or in respect of, declaration, filing or registration with, or notice to, or authorization, consent or approval or permit of, any Governmental Authority is necessary or required for, or in connection with, the valid and lawful authorization, execution, delivery, and performance by Venice of each Transaction Document to which Venice is a party or the fulfillment by Venice of the transactions contemplated hereby.

3.8. Consents. Except for third-party notices and third-party consents, approvals and waivers which the failure to obtain would not have a Material Adverse Effect, and except for notices of any nature to the site customers, Venice has given all of the third-party notices and procured all third-party consents, approvals, and waivers necessary to permit the fulfillment by Venice of the transactions contemplated hereby as set forth on in this Agreement.

3.9. Litigation. There are no Actions related to the Business or Acquired Assets to which Venice is party to (either as a plaintiff or as a defendant) and/or pending. Subject to Venice's warranty aforementioned in Section 3.6 and to the best of its knowledge Venice is not threatened by an action, that, individually or collectively, would reasonably result in and/or cause a Material Adverse Effect, or that question the validity of the Transaction Documents or of any action taken or that will be taken pursuant to or in connection with the provisions of this Agreement. There are no outstanding verdicts, orders, decrees, citations, fines, penalties or written notices of violation against Venice and/or legislative procedure that affect or could affect the Business and/or the Acquired Assets under any Legal Requirement that, individually or collectively, would reasonably result in and/or cause a Material Adverse Effect.

3.10. Affiliated Transactions. No Affiliate of Venice owns or otherwise has any rights to or interests in any of the Acquired Asset.

3.11. Customers. The entirety of Venice's registered customers and/or subscribers in relation with the site as aforementioned in Exhibit A

3.12. Venice Financial Information. All financial Information relating to the Acquired Assets for the period of the last four months as attached to this agreement as Exhibit B are presented fairly in all material respects.

3.13. Contractual Obligations. Venice acknowledges Win's right to "pick and choose" which of Venice's contractual obligations it would keep and maintain. Win will notify Venice prior to the closing day which contractual obligation Venice must end. On the closing day Venice will supply Win with all documentation in regards to the contractual obligations that Win stated that it is maintaining.

3.14. Intellectual Property. Venice shall grant Win the sole ownership over the entirety of its intellectual property as described above. Venice declares that it has the sole ownership over the transferred intellectual property, and that it will supply Win with all the documentation in regards with the transferred intellectual property prior to the closing day, provided such documentation should exist on the signing day.

3.15. THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE 3 ARE THE ONLY REPRESENTATIONS AND WARRANTIES BEING MADE BY VENICE IN THIS AGREEMENT. EXCEPT AS SET FORTH IN THIS ARTICLE 3 OR IN ANY OTHER TRANSACTION DOCUMENT, NONE OF VENICE'S, AND/OR ANY OF ITS FUNCTIONARYS, DIRECTORS, EMPLOYEES OR REPRESENTATIVES MAKE OR HAVE MADE ANY OTHER REPRESENTATIONS OR WARRANTYS, EXPRESSED OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE BUSINESS OR ANY OF THE ACQUIRED ASSETS, INCLUDING WITH RESPECT TO (I) MERCHANTABILITY OR SUITABILITY FOR ANY PARTICULAR PURPOSE, (II) WARRANTY AGAINST INFRINGEMENT, (III) THE OPERATION OF THE BUSINESS BY WIN POST CLOSING OR (IV) THE PROBABLE SUCCESS OR PROFITABILITY OF THE BUSINESS POST CLOSING, ALL OF WHICH ARE HEREBY DISCLAIMED.

4.	REPRESENTATIONS AND WARRANTIES OF WIN.

Win represents and warrants to Venice that:

4.1. Organization and Qualification of Win. Win is a corporation that is duly organized, validly existing, and in good standing under the laws of State of Nevada and has the requisite corporate power and authority to own and use its assets and carry on its business as it is now being conducted, except where the failure to have so would not have a material adverse effect on Win or the transactions described herein. Win is duly qualified to do business and is in good standing in each jurisdiction in which its properties are owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing has not had, and is not reasonably likely to have, a material adverse effect on Win, or to the fulfillment of the transaction described herein.

4.2. Authorization of Transaction. Win has all requisite corporate power and authority to execute and deliver the Transaction Documents to which it is a party to and has taken all corporate action necessary to authorize the fulfillment of the transactions contemplated by the Transaction Documents to which it is party to and the performance of its obligations contemplated hereby. Each of the Transaction Documents to which it is party to has been duly executed and delivered by Win and will be, as applicable and enforceable against Win in accordance with their terms, subject to the Enforceability Exceptions.

4.3. Noncontravention. Neither the execution and the delivery of any Transaction Document, nor the fulfillment of the transactions contemplated hereby, will (i) violate any material Legal Requirement to which Win is subject, (ii) result in a material breach or violation of, or default under, or constitute an event which would with the passage of time or the giving of notice or both constitute a default under, or give rise to a right to terminate, amend, modify, abandon or accelerate any material Contractual Obligation of Win, (iii) require any action by (including any authorization, consent or approval), or in respect of (including notice to), any entity under any material Contractual Obligation of Win, or (iv) result in a breach or violation of, or default under, Win's charter or bylaws.

4.4. Brokers' Fees. Win has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by the Transaction Documents for which Venice could become liable or obligated to pay.

4.5. Consents. Win has given all of the third-party notices and procured all third-party consents, approvals, and waivers necessary to permit the fulfillment of the transactions contemplated by the Transaction Documents.

4.6. Available Funds. As of the closing day hereof, Win will have readily available funds sufficient to allow the fulfillment of the transactions contemplated herein.

4.7. Litigation. There are no Actions to which Win is a Party to (either as a plaintiff or as a defendant) or to which either of its assets are subject pending or, to Win's Knowledge, that question the validity of the Transaction Documents or of any action taken or to be taken pursuant to or in connection with the provisions of the Transaction Documents. No Action is pending wherein an unfavorable injunction would be reasonably likely to have a material adverse effect on Win, or the transactions described herein.

4.8. Win has the needed knowledge and experience in finance and business matters that the purchasing of the aforementioned Acquired Assets requires, it is capable of evaluating the merits and the risks involved in this transaction and it is able to bear the high risk involved in such a transaction.

In the event that Win does not terminate this agreement prior to the closing day, and upon the transferal of the Purchase price from Win to Venice, Win declares that it received from Venice, all the information and documentation it considers necessary or appropriate for deciding whether to purchase the Acquired Assets and has carefully examined the Acquired Assets thus completing the due diligence procedure.

4.9. Subject to Venice's warranties and representations set forth in section 3and subject to the Due Diligence review as set forth in paragraph 2.6.1, Win purchases the Acquired Assets in whatever condition they presently exist, on an As-Is basis. Subject to Venice's warranties and representations set forth in section 3 of this agreement, Win represents it has found the Acquired Assets suitable for its purposes.

5.	POST CLOSING COVENANTS.

5.1. Employees. The Parties acknowledge and agree that Win is not obliged to hire any employees of Venice or the Business in connection with the transactions contemplated by this Agreement or the Transaction Documents. Following the Closing, Venice shall remain and shall be solely responsible for all payments and obligations to all its employees employed in the Business, including, without limitation, any severance pay and other payments and expenses, that are due to be paid, and that incurred in connection with the termination of employment of its employees, as applicable and Venice shall comply with all applicable Legal Requirements in connection therewith.

Notwithstanding the foregoing Venice will take any reasonable action within its power to cause the site developers and programmers, Marat Griesman I.D. 319225181("Marat") and David Shpitzer I.D. 13696026 ("David") to transfer and be employed by Win according to the terms and conditions that have been agreed upon between those employees and Venice. In any event, Venice shall be solely responsible for all payments and obligations to all the employees formerly employed by Venice so that they shall start with a clean slate with Win.

In the event that Marat and David do sign an employment agreement with Win, Win shall assume full responsibility for operating the site and Venice shall be under no obligation whatsoever in providing Win with any further services, including maintenance.

 In the event that Venice will be unable to compel Marat and David to sign an employment agreement with Win, the development and services agreement presented in Exhibit D will be signed on the Closing Day.

5.2 Non-Compete.Neither Venice, nor any entity within its control (collectively, the "Restricted Parties" and each a "Restricted Party"), shall, directly or indirectly, and for a period of 24 months, compete with Win with respect to the operation of the site.

6.	INDEMNIFICATION.

6.1. Venice's Indemnification. Subject to the limitations set forth in this Article 6, Venice shall indemnify and hold harmless, Win, and its stockholders, members, managers, functionaries, directors, employees, agents and Affiliates (collectively, the "Win Indemnities") from, against and in respect of Losses arising from or related to any of the following:

(a) Any material breach or default in performance by Venice of any material covenant or agreement of Venice contained in this Agreement or any Transaction Document;

(b) Any material breach of, or inaccuracy in, any representation or warranty made by Venice in this Agreement or any Transaction Document, resulting in a material breach of the Agreement;

6.2. Win's Indemnification. Subject to the limitations set forth in this Article 6, Win shall indemnify and hold harmless, Venice, and its stockholders, members, managers, functionaries, directors, employees, agents and Affiliates (collectively, the "Venice Indemnities") from, against and in respect of Losses arising from or related to any of the following:

(a) Any material breach or default in performance by Win of any material covenant or agreement of Win contained in this Agreement or any Transaction Document;

(b) Any material breach of, or inaccuracy in, any representation or warranty made by Win in this Agreement or any Transaction Document, resulting in a material breach of the Agreement;

6.3. Time Limitations; Indemnity Baskets and Ceilings.

(a) No claim may be made or suit filed under Section 6.1(b) or 6.2(b) with regard to a representation and warranty in a Transaction Document after the close of business on the date that is (i) with regard to a claim made or suit filed under Section 6.1(b) or 6.2(b), twelve (12) months post the Closing Day, and (ii) with regard to a claim made or suit filed under a Transaction Document other than this Agreement, twelve (12) months after the termination of the applicable Transaction Document. Notwithstanding the foregoing, the twelve (12) month time limitation described herein shall not apply to Third Party Claims arising in connection with this Agreement or any Transaction Document, which Third Party Claims shall survive until the expiration of the applicable statute of limitations, and such Third Party Claims shall be handled as set forth in Section 6.5.

(b) Claims may be made or suits filed at any time if such claims or suits are based upon fraud or intentional misrepresentation or are under Section 6.1(a) or 6.2(b), (subject to any applicable statutes of limitation or express time limitation set forth herein or in any Transaction Document).

(c) For purposes of this Article 6, any claim for indemnification not involving a Third Party Claim (which shall be handled as set forth in Section 6 hereof) shall be duly made by delivering written notice of such claim describing with reasonable specificity (in light of the facts then known) the amount and basis of such claim to Win or Venice, as applicable, prior to the applicable limitation date specified in this Section 6.

6.4. Third Party Claims. Promptly after the receipt by either party that it is entitled to indemnification (the "Indemnified party") pursuant to this Article 6 of a notice of the assertion of a claim or the commencement of any Action against it by a third party (a "Third Party Claim"), the other party (the "Indemnifier party") shall, if a claim with respect thereto is to be made against the  and the  is obligated to provide indemnification pursuant to this Article 6, give the Indemnified party a written notice thereof in reasonable detail in light of the circumstances then known to the Indemnifier party. The failure to give such notice shall not relieve the Indemnifier party from any obligation hereunder except where, and then solely to the extent that, such failure actually and materially prejudices the rights of the Indemnifier party. The Indemnifier party shall have the right, at its sole discretion, to defend such a claim, on it own expense and with counsel of its own choice and that reasonably satisfies the Indemnified party, provided that the Indemnifier party conducts the defense of such a claim actively and diligently. If the Indemnifier party assumes the defense of such a claim, the Indemnified party agrees to reasonably cooperate so long as it is not materially prejudiced thereby and the Indemnifier party (a) irrevocably acknowledges in writing full responsibility for the outcome and agrees to fully indemnify the Indemnified party, and (b) furnishes satisfactory evidence of the financial ability to indemnify the Indemnified party. The Indemnified party may retain separate co-counsel at its own cost and expense and may participate in the defense of such a claim. the Indemnifier party will not consent to the entry of any judgment or enter into any settlement with respect to a Third Party Claim without the prior written consent of the Indemnified party, which consent will not be unreasonably withheld, provided that such consent shall be granted in connection with any settlement (i) containing a full release of the Indemnified party and (ii) in the case of a consent from the Indemnified party, involves only monetary damages. In the event that the Indemnifier party does not defend or ceases to conduct a defense of such Third Party Claim, (c) the Indemnified party may defend against, and, consent to the entry of any judgment or enter into any settlement with respect to, such Third Party Claim, (d) the Indemnifier party will reimburse the Indemnified party promptly and periodically for the costs of defending against such Third Party Claim, including reasonable attorneys' fees and expenses and (e) the Indemnifier party will remain responsible for any Losses the Indemnified party may endure as a result of such Third Party Claim to the full extent provided in this Article 6.

6.6. Information. Each Party hereby agrees to provide to the other Party on request all information and documentation in its possession or control that is not protected by attorney-client privilege, attorney work-product or otherwise protected and that is reasonably necessary to support and verify any Losses which give rise to a claim for indemnification pursuant to this Article 6 and to provide reasonable access to all books, records and personnel in their possession or under their control which would have a bearing on such claim.

7.	NON DISCLOSER, NON-COMPETE

7.1 Non discloser. Each Party shall hold the other Party’s Confidential Information in the strictest confidence and shall not disclose the other Party’s Confidential Information without the prior written consent of the other Party, which consent may be withheld at the other Party’s sole discretion. Each Party may disclose the other Party’s Confidential Information to the each Party’s employees on a need-to-know basis. Each Party agrees to take all reasonable precautions to protect the Confidential Information received from falling into the public domain or to the possession of persons other than those authorized to have the Confidential Information according to this Agreement, all precautions shall include the highest degree of care that such Party utilizes to protect its own information of a similar nature, but in no event not less than a reasonable degree of care.

This Agreement shall not prohibit either Party from disclosing Confidential Information of the other Party if legally required to do so by judicial or governmental order or in a judicial or governmental proceeding (“Required Disclosure”), provided that the discloser then shall (i) give the other Party prompt notice of such Required Disclosure prior to disclosure; (ii) cooperate with the other Party in the event that the other Party elects to contest such disclosure or seek a protective order with respect thereto, and/or (iii) in any event only disclose the exact Confidential Information, or portion thereof, specifically requested by the Required Disclosure.

All Confidential Information of a Disclosing Party is and shall remain the property of the Disclosing Party.  Nothing contained in this Agreement shall be construed as granting or conferring any rights by license or otherwise, either express, implied or by expressed, to any Confidential Information of a Disclosing Party, or under any patent, copyright, trademark or trade secret of the Disclosing Party.

7.3. Win shall take all necessary measures to ensure that its directors, employees, advisors and attorneys (“Consultants”) who have access to Venice's Confidential Information, shall not disclose any Confidential Information to third parties. Win shall be held accountable for any disclosure made by any of the Consultant to any third party.

7.2 Non compete. For the period of 2 years after the closing day, or by (the “Restriction Period”), Venice shall not directly or indirectly engage, nor assist any other person, corporation or any other entity to compete with the site worldwide.

8.	MISCELLANEOUS.

8.1. Press Releases and Public Announcements. Subject to this Section 8.1, no press release, publicity or other form of public written disclosure in relation to this Agreement shall be permitted by either party to be published or otherwise disclosed unless the other party has provided its consent to the form of release in writing, except for any disclosure as deemed necessary or advisable, in the reasonable judgment of the responsible party, to comply with national, federal or state laws or regulations with respect to regulatory reporting or disclosure obligations, including without limitation, under securities laws and stock exchange rules and regulations

8.2. Entire Agreement. This Agreement, including the Venice Disclosure Schedules and the other Transaction Documents, constitutes the entire agreement among the Parties hereto with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, with respect thereto. In the event of any conflict between the terms of this Agreement and any agreement or document entered into or delivered in accordance herewith, including any purchase order, terms and conditions of supply or any other document delivered in accordance herewith, the terms of this Agreement shall prevail.

8.3. Succession and Assignment; No Third-Party Beneficiary. This Agreement and the rights of the Parties hereunder may not be assigned by operation of law or otherwise. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and the successors and permitted assigns thereof. This Agreement is for the sole benefit of the Parties and their successors and permitted assignees and nothing herein expressed or implied will give or be construed to give any Person, other than the Parties and such successors and permitted assignees, any legal or equitable rights hereunder (other than the provision of Article 6 relating to indemnified parties).

8.4. Counterparts. This Agreement may be executed in any number of counterparts, (including by facsimile transmission or by electronic mail with scan or attachment signature) each of which will be deemed an original, but all of which together will constitute but one and the same instrument.

8.5. Headings. The headings contained in this Agreement are for convenience purposes only and will not in any way affect the meaning or interpretation hereof.

8.6. Notices. Any and all notices required hereunder shall be in writing and shall be (a) sent by certified, first-class mail, postage prepaid, (b) sent by national overnight courier or (c) delivered by facsimile (with the original promptly sent by any of the foregoing manners), to the addresses or facsimile numbers of the other Party as set forth below. The effective date of any notice hereunder shall be the date of receipt by the receiving Party:

8.7. Governing Law. This Agreement shall be governed in all respects by the laws of the State of Israel and all disputes hereunder shall be subject to the sole and exclusive jurisdiction of the applicable courts located in the Tel Aviv-Jaffa District.

8.8. Amendments and Waivers. No alternation, waiver, cancellation, or any other change or modification in any term or condition of this Agreement, or any agreement contemplated to be negotiated or reached pursuant to the terms of this Agreement, shall be valid or binding on either party unless made in writing and signed by duly authorized representatives of both Parties. Any waiver of breach or default pursuant to this Agreement shall not be a waiver of any other subsequent default. Failure or delay by either party to enforce any term or condition of this Agreement shall not constitute a waiver of such term or condition.

8.9. Severability. To the extent any provision of this Agreement is found by a court of competent jurisdiction to be invalid or unenforceable, that provision notwithstanding, the remaining provisions of this Agreement shall remain in full force and effect and such invalid or unenforceable provision shall be deleted.

8.10. Expenses. Each of Win and Venice will bear their own respective own costs and expenses (including legal and accounting fees and expenses) incurred in connection with this Agreement, the Transaction Documents and the transactions contemplated hereby.

8.11. Construction. This Agreement is the result of negotiation between the Parties and their respective counsel. This Agreement will be interpreted fairly in accordance with its terms and conditions and without any strict construction in favor of either Party. Any ambiguity shall not be interpreted against the drafting Party.

8.12. Incorporation of Schedules. The Exhibits identified in this Agreement are incorporated herein by reference and made a part hereof.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the 4th day of May 2011.

WGM SERVICES LTD		VENICE TECHNOLOGIES LTD
By:	/s/ Shimon Citron	By:	/s/ Shlomo Waldman /s/ Shlomo Unger
Position in Company: Director		Position in Company: Directors